Exhibit 99.1

Ocular Therapeutix™ Reports Third Quarter 2025 Financial Results and Business Highlights

Recent Investor Day highlighted how AXPAXLI™ is positioned to redefine retina based on potential superiority label, market expansion, and immediate adoptability

Announced today that SOL-R achieved target randomization of 555 subjects

Exceptional execution and retention in AXPAXLI wet AMD registrational program continue with topline data on track for SOL-1 in 1Q 2026 and SOL-R in 1H 2027

Registrational HELIOS program for AXPAXLI in NPDR expected to begin imminently using a novel primary endpoint

Cash balance of $344.8 million as of September 30, 2025, together with net proceeds of ~$445 million from October 2025 equity offering, with expected runway into 2028

BEDFORD, MA, November 04, 2025 (GLOBE NEWSWIRE) -- Ocular Therapeutix, Inc. (NASDAQ: OCUL, “Ocular”), an integrated biopharmaceutical company committed to redefining the retina experience, today reported financial results for the third quarter ended September 30, 2025 and provided recent business highlights. Separately, Ocular announced today that its SOL-R registrational trial of AXPAXLI™ (also known as OTX-TKI) in wet age-related macular degeneration (wet AMD) has achieved its randomization target of 555 subjects. Ocular will continue to allow randomization of subjects currently in the loading phase of the trial to maintain its commitment to both patients and investigators, with topline data remaining on track for the first half of 2027.

“At Ocular Therapeutix, we are courageous, bold, opportunistic, and driven by a refusal to accept the status quo. We think differently about what is possible by designing creative, de-risked clinical programs that are tightly aligned with the FDA, while advancing patient care," said Pravin U. Dugel, MD, Executive Chairman, President and Chief Executive Officer of Ocular Therapeutix. “At our September Investor Day, we presented our HELIOS program for AXPAXLI in diabetic retinopathy which embodies this philosophy: we’ve designed a novel ordinal DRSS endpoint that reflects real-world treatment goals, potentially increases the probability of success, and is agreed to by the FDA through our Special Protocol Assessment (SPA) agreement for HELIOS-2. We also shared that the true market opportunity for anti-VEGFs may extend far beyond today’s approximately $15 billion annual market. The opportunity for expansion could be driven by the millions of wet AMD patients who discontinue treatment or are undertreated because current options are not sustainable. Moreover, we also see opportunity for expansion in NPDR, a disease three times as prevalent as wet AMD with no standard-of-care in use today, and DME. Across every dimension, from trial design and patient selection to execution and product profile, we embody our philosophy of being courageous, bold and opportunistic.”

Dr. Dugel concluded, “We are in an enviable financial position, augmenting our cash of $344.8 million as of September 30th with our recent equity offering of approximately $445 million in net proceeds. This strong cash position provides flexibility to fund our registrational programs in wet AMD and diabetic retinopathy, initiate our SOL-X extension study and advance infrastructure development to support increased manufacturing capacity and future growth. Guided by the triad of a potential superiority label, market expansion, and immediate adoptability, we remain highly confident and enthusiastic in our ability to redefine the retina experience.”

Recent Achievements and Upcoming Milestones:

•	SOL-1 (Phase 3, wet AMD) superiority trial on track for Q1 2026 topline data with exceptional retention and protocol adherence. The SOL-1 superiority trial, conducted under an SPA agreement with the U.S. Food and Drug Administration (FDA), has the potential to support the first label with a superiority claim over a single dose of aflibercept (2 mg) for any wet AMD product. Retention in the trial continues to be outstanding, with >95% of randomized subjects remaining on-study to date; and rescues reviewed under masking show >95% of rescue events have met pre-established protocol-defined criteria. Oversight by an independent data and safety monitoring committee (DSMC) has not identified any safety signals in SOL-1 to date.

•	SOL-R (Phase 3, wet AMD) non-inferiority trial achieves target randomization of 555 subjects and remains on track for 1H 2027 topline data. Ocular will continue to allow randomization of previously enrolled subjects currently in the loading phase of the trial to maintain its commitment to both patients and investigators. The SOL-R non-inferiority trial complements SOL-1 with the potential to provide clinically relevant data that support the immediate adoption of AXPAXLI into clinical practice, if approved. SOL-R incorporates a comprehensive 24-week screening and loading phase to exclude subjects with early persistent fluid or significant retinal fluid fluctuations, resulting in the randomization of subjects with less variability in visual acuity, thereby de-risking the patient population. In addition to patient selection, Ocular believes the inclusion of a singular Week 56 primary endpoint in SOL-R is potentially favorable as subjects will have received their most recent aflibercept or AXPAXLI injection eight weeks prior, at Week 48.

•	SOL-X (wet AMD) open label extension study to evaluate AXPAXLI’s ability to improve long-term outcomes and the impact of delayed initiation of AXPAXLI. Subjects who have completed two-year follow-up in either SOL-1 or SOL-R will have an opportunity to enroll in the SOL-X study for an additional three years. SOL-X outcomes may further expand AXPAXLI’s potential by highlighting the need to start AXPAXLI treatment early or potentially risk worse long-term visual outcomes due to potential fibrosis and atrophy that may be seen with pulsatile treatments. By reducing the treatment burden and potentially improving long-term outcomes, Ocular believes the data from SOL-X could increase both short-term and long-term patient retention significantly, thereby expanding the market opportunity in wet AMD.

•	Imminent plans to initiate HELIOS registrational program (Phase 3, NPDR), leveraging a novel primary endpoint and targeting a broad DR label. These complementary superiority trials will leverage a novel ordinal ≥2-step diabetic retinopathy severity score (DRSS) primary endpoint. Ocular aligned with the FDA on this novel endpoint in its SPA agreement for HELIOS-2. This endpoint was designed to increase the probability of clinical and regulatory success for the HELIOS Phase 3 trials and provide clinically relevant data that aligns with retina specialist’s treatment goals in this indication. The new endpoint measures changes across the DRSS spectrum, including disease improvement, stability, and worsening. By allowing every patient to contribute data to the statistical analysis, a smaller trial size can achieve statistically significant outcomes relative to the size required for a binary analysis. Ocular plans to target a broad label in DR by including subjects with non-center-involved diabetic macular edema (non-CI-DME) in its Phase 3 program. Ocular is preparing to initiate the HELIOS registrational program imminently with the goal of evaluating 6- and 12-month dosing intervals.

•	Completed an equity financing with approximately $445 million of net proceeds in early October 2025 to support planned operations into 2028. Proceeds from the offering allow the Company to opportunistically expand into diabetic retinal disease, fund its planned SOL-X long-term extension trial in wet AMD, and invest in infrastructure, including capital expenditures to support manufacturing and other pre-commercial activities associated with AXPAXLI, if approved.

Third Quarter Ended September 30, 2025, Financial Results:

Total cash and cash equivalents were $344.8 million as of September 30, 2025, excluding the net proceeds of approximately $445 million from an underwritten offering of common shares which the Company closed and settled on October 1, 2025. Based on current plans and related estimates of anticipated cash inflows from DEXTENZA®, the Company believes that its current cash balance, including net proceeds from the offering, is sufficient to support its planned expenses, debt service obligations, and capital expenditure requirements into 2028. This cash projection factors in the expected topline data readout from both the SOL and HELIOS registrational trials, the initiation of the SOL-X wet AMD open label extension study, plus investment in pre-commercial activities associated with AXPAXLI but does not include the full expenses the Company anticipates it needs to support the commercialization of AXPAXLI, if approved.

Total net revenue was $14.5 million for the third quarter of 2025, a 5.8% decrease as compared to total net revenue of $15.4 million in the comparable quarter in 2024. Total net revenue includes both gross DEXTENZA product revenue, net of discounts, rebates, and returns, which the Company refers to as net product revenue, and collaboration revenue. The reduction in net revenue was due to a significantly more challenging reimbursement environment for DEXTENZA in 2025, partially offset by robust performance by the Ocular commercial team to drive unit demand for DEXTENZA. Compared to the second quarter of 2025, DEXTENZA end-user unit sales grew 9.7% while DEXTENZA net product revenue increased by 8.5% in the third quarter of 2025.

Research and development expenses for the third quarter of 2025 were $52.4 million versus $37.1 million for the comparable quarter in 2024, reflecting an increase in overall clinical expenses associated with the ongoing SOL-1 and SOL-R Phase 3 clinical trials, and preparations to initiate the SOL-X and HELIOS trials, with additional personnel and professional services to support these clinical trials.

Selling and marketing expenses were $13.1 million for the third quarter of 2025, as compared to $10.6 million for the comparable quarter of 2024, primarily reflecting an increase in personnel-related costs related to the expansion of our marketing team for AXPAXLI, including stock-based compensation, an increase in professional fees, including costs related to corporate branding, and an increase in facility-related and other costs.

General and administrative expenses were $16.0 million for the third quarter of 2025, as compared to $12.2 million for the comparable quarter of 2024, primarily due to an increase in personnel-related costs, including stock-based compensation expense, and an increase in facility-related and other costs, partially offset by a decrease in professional fees.

Net loss for the third quarter of 2025 was $(69.4) million, or a net loss of $(0.38) per share on both a basic and diluted basis, compared to a net loss of $(36.5) million, or a net loss of $(0.22) per share on a basic and diluted basis, for the comparable quarter of 2024. The net loss in the third quarter of 2025 includes a net loss from the change in fair value of our derivative liability of $(1.4) million, which is comprised of a non-cash loss from fair value measurement of the derivative liability associated with the Barings Credit Facility of $(0.9) million, and expense related to actual royalty fees under the Barings Credit Facility of $(0.5) million. The net loss for the third quarter of 2024 includes a net gain from the change in the fair value of our derivative liability of $7.1 million, which is comprised of a $7.6 million non-cash gain from fair value measurement of the derivative liability associated with the Barings Credit Facility, partially offset by $(0.5) million expense related to actual royalty fees under the Barings Credit Facility.

Outstanding shares as of October 31, 2025, were approximately 213.0 million.

Conference Call and Webcast Information:

Ocular Therapeutix will host a conference call and webcast on Tuesday, November 4, 2025, at 8:00 AM ET to discuss recent business progress and financial results for the third quarter ended September 30, 2025. To access the call, please dial: 1-877-407-9039 (U.S.) or 1-201-689-8470 (International). The live and archived webcast can also be accessed by visiting the Ocular Therapeutix website on the Events and Presentations section of the Investor Relations page. A replay of the webcast will be archived for at least 30 days.

About AXPAXLI

AXPAXLI™ (also known as OTX-TKI) is an investigational, bioresorbable, intravitreal hydrogel incorporating axitinib, a small molecule, multi-target, tyrosine kinase inhibitor with anti-angiogenic properties, being evaluated for the treatment of wet AMD, diabetic retinopathy, and other retinal diseases.

About the SOL-1 Study

The registrational Phase 3 SOL-1 trial (NCT06223958) is designed to evaluate the safety and efficacy of AXPAXLI in a multi-center, double-masked, randomized (1:1), parallel group study that involves more than 100 clinical trial sites located in the U.S. and Argentina. In December 2024, the trial completed randomization of 344 evaluable treatment-naïve subjects with a diagnosis of wet AMD in the study eye.

The superiority study has an eight-week loading segment prior to randomization. During the loading segment, subjects who have 20/80 vision or better and a central subfield thickness (CSFT) of ≤500 μm receive two doses of aflibercept (2 mg) at Week -8 and Week -4. Subjects who achieve best corrected visual acuity (BCVA) of 20/20 at Day 1 or gain at least 10 early treatment diabetic retinopathy study (ETDRS) letters at Day 1 along with a CSFT of ≤350 μm are then randomized to receive a single dose of AXPAXLI or a single dose of aflibercept (2 mg). At Week 52 and at Week 76, all subjects are re-dosed with their respective initial treatment of AXPAXLI or aflibercept (2 mg). Subjects will be followed for safety until the end of Year 2. Throughout the study, subjects are assessed monthly. Trial subjects and designated study personnel will remain masked through the end of Year 2. The clinical trial protocol requires that, during the study, subjects in either arm meeting pre-specified rescue criteria will receive a supplemental dose of aflibercept (2 mg).

The primary endpoint of SOL-1 is the proportion of subjects who maintain visual acuity, defined as a loss of <15 ETDRS letters of BCVA, at Week 36. Subjects will continue to be evaluated for durability up to Week 52. The study is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA.

About the SOL-R Study

The registrational Phase 3 SOL-R trial (NCT06495918) is designed to evaluate the safety and efficacy of AXPAXLI in a multi-center, double-masked, randomized (2:2:1), three-arm study that includes sites located in the U.S., Argentina, India, and Australia. The trial is intended to randomize approximately 555 subjects who are treatment-naïve or were diagnosed with wet AMD in the study eye within about four months prior to enrollment. Further, to qualify for screening, a subject’s study eye must have a BCVA ETDRS letter score of ≥34 (~20/200).

This non-inferiority trial reflects a patient enrichment strategy over the six months prior to randomization that includes three screening doses of any anti-VEGF therapy, excluding brolucizumab-dbll, and monitoring to exclude those subjects with early persistent fluid or significant retinal fluid fluctuations. Subjects who continue to meet eligibility, defined as a CSFT of ≤350 μm at Week -12 and Week -8 with ≤35 μm CSFT increase from the lowest CSFT at any prior visit, will enter a run-in period and receive two loading doses of aflibercept (2 mg) prior to Day 1. Subjects in the first arm receive a single dose of AXPAXLI at Day 1 and are re-dosed at Weeks 24, 48, and 72. Subjects in the second arm receive aflibercept (2 mg) on-label every eight weeks. Subjects in the third arm receive a single dose of aflibercept (8 mg) at Day 1 and are re-dosed at Weeks 24, 48, and 72, aligned with the AXPAXLI treatment arm for adequate masking. Subjects will be followed for safety until the end of Year 2. Throughout the study, subjects are assessed monthly. Trial subjects and designated study personnel will remain masked through the end of Year 2. Subjects in any arm that meet pre-specified rescue criteria will receive a supplemental dose of aflibercept (2 mg). The pre-specified rescue criteria include a >5-letter loss in visual acuity plus a ≥75 μm increase in CSFT.

The primary endpoint of SOL-R is to demonstrate non-inferiority in mean BCVA change from baseline between the AXPAXLI and on-label aflibercept (2 mg) arms at Week 56. As per the protocol agreed to by the FDA, the non-inferiority margin for the lower bound is -4.5 letters of mean BCVA when compared to aflibercept (2 mg) dosed every eight weeks. In a written Type C response received in August 2024, and a subsequent written response received in December 2024, the FDA agreed that the SOL-R repeat dosing wet AMD study, with a primary endpoint at Week 56, should be appropriate as an adequate and well-controlled study in support of a potential New Drug Application and product label for wet AMD.

About the SOL-X Study

The SOL-X trial is a multi-center, 36-month open-label extension trial designed to evaluate the long-term safety, efficacy, and disease modifying potential of AXPAXLI in wet AMD for subjects who have completed either the SOL-1 or SOL-R studies through the end of the Year 2 visit.

All subjects will be given AXPAXLI every 6 months starting at Week 0 (Week 104 in SOL-1, Week 96 in SOL-R), at Week 24, Week 48, Week 72, Week 96, and Week 120. Subjects are assessed at Week 4 and Week 12, then every 12 weeks thereafter. Additional visits can be conducted with supplemental anti-VEGF injection administered based on investigator discretion.

The primary objectives of SOL-X are to evaluate the long-term safety of AXPAXLI; to explore long-term visual outcomes, including visual acuity and the incidence and/or progression of fibrosis and macular atrophy; and to evaluate the impact of delayed initiation of AXPAXLI in patients who initially were randomized to receive aflibercept in either SOL-1 or SOL-R.

About the HELIOS-2 Study

The planned registrational Phase 3 HELIOS-2 trial is designed to evaluate the safety and efficacy of AXPAXLI in a multi-center, double-masked, randomized (1:1), parallel group study.

This trial is a superiority study of AXPAXLI in approximately 432 subjects with moderately severe to severe non-proliferative diabetic retinopathy (NPDR) without center-involved diabetic macular edema (CI-DME). Eligible subjects are randomized to receive a single dose of AXPAXLI or a single dose of ranibizumab (0.3 mg) at Day 1. At Week 52, all subjects are re-dosed with their respective initial treatment of AXPAXLI or ranibizumab (0.3 mg). Subjects will be followed for safety until the end of Year 2. Throughout the study, subjects are assessed monthly. Trial subjects and designated study personnel will remain masked through the end of Year 2.

The primary endpoint of HELIOS-2 is the ordinal DRSS 2-step change status at Week 52 from baseline (≥2-step improvement, ≥2-step worsening, less than 2-step change in either direction). The study is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA.

About the HELIOS-3 Study

The planned registrational Phase 3 HELIOS-3 trial is designed to evaluate the safety and efficacy of AXPAXLI in a multi-center, double-masked, randomized (1:1:1), three-arm study. This trial will be the second superiority study of AXPAXLI in approximately 930 subjects with moderately severe to severe non-proliferative diabetic retinopathy (NPDR) without center-involved diabetic macular edema (CI-DME).

Subjects in the first arm receive a single dose of AXPAXLI at Day 1 and are re-dosed at Week 24. Subjects in the second arm receive a single dose of AXPAXLI at Day 1 and sham at Week 24. Subjects in the third arm receive sham at Day 1 and at Week 24, aligned with the AXPAXLI treatment arms for adequate masking. Throughout the study, subjects are assessed every 12 weeks.

The primary endpoint of HELIOS-3 is the ordinal DRSS 2-step change status at Week 52 from baseline (≥2-step improvement, ≥2-step worsening, less than 2-step change in either direction).

About Wet AMD

Wet age-related macular degeneration (wet AMD) is a leading cause of severe, irreversible vision loss affecting approximately 14.5 million individuals globally and 1.8 million in the United States alone. Wet AMD causes vision loss due to abnormal new blood vessel growth and hyperpermeability and associated retinal vascularity in the macula, which is primarily stimulated by local upregulation of vascular endothelial growth factor (VEGF). Without prompt and continuous treatment to control this exudative activity, patients develop irreversible vision loss. With proper treatment, patients may maintain visual function for a period of time and may temporarily regain lost vision. Challenges with current therapies include pulsatile, repeated intraocular injections, treatment-related adverse events and up to 40% patient discontinuation within one year of initiating treatment with continued disease progression. Taken together, these factors lead to undertreatment and a lack of long-term vision improvement for patients.

About Diabetic Eye Disease

Diabetic eye disease is an increasingly prevalent global health concern, driven by the rapidly rising number of individuals diagnosed with diabetes each year.

Diabetic retinopathy (DR) is the most common category of retinal diseases, affecting over an estimated 103 million people worldwide. DR is a progressive condition in which retinal blood vessels are damaged following a cascade of events triggered by chronically elevated levels of blood glucose. As many as half of all diabetic patients are expected to develop some form of DR in their lifetime. DR can progress from the non-proliferative (NPDR) stages to the proliferative (PDR) stage characterized by the growth of abnormal new blood vessels. Fewer than 1% of the 6.4 million NPDR patients in the U.S. receive treatment today, despite the availability of anti-VEGF therapies approved for the indication, largely due to the burden of frequent injections.

Diabetic macular edema (DME) is also a leading cause of vision loss in the working-age population. DME, the result of an accumulation of fluid in the macula that can afflict patients with diabetes, can occur at any stage of DR. In patients with DME, blood vessels in the eyes leak and start to swell, which can cause vision loss or blindness. Anti-VEGF drugs are approved to treat DME, but these treatments typically require frequent intravitreal injections, placing a significant burden on patients and physicians alike.

About Ocular Therapeutix, Inc.

Ocular Therapeutix, Inc. is an integrated biopharmaceutical company committed to redefining the retina experience. AXPAXLI™ (also known as OTX-TKI), Ocular’s investigational product candidate for retinal disease, is an axitinib intravitreal hydrogel based on its ELUTYX™ proprietary bioresorbable hydrogel-based formulation technology. AXPAXLI is currently in Phase 3 clinical trials for wet age-related macular degeneration (wet AMD), with a Phase 3 clinical program for non-proliferative diabetic retinopathy (NPDR) planned to be initiated imminently.

Ocular’s pipeline also leverages the ELUTYX technology in its commercial product DEXTENZA®, an FDA-approved corticosteroid for the treatment of ocular inflammation and pain following ophthalmic surgery in adults and pediatric patients and ocular itching associated with allergic conjunctivitis in adults and pediatric patients aged two years or older, and in its investigational product candidate OTX-TIC, which is a travoprost intracameral hydrogel that has completed a Phase 2 clinical trial for the treatment of open-angle glaucoma or ocular hypertension. Ocular is currently evaluating next steps for the OTX-TIC program.

Explore the Company’s new corporate branding and follow the Company on its website, LinkedIn, or X.

DEXTENZA® is a registered trademark of Ocular Therapeutix, Inc. The Ocular Therapeutix logo, AXPAXLI™, ELUTYX™, and Ocular Therapeutix™ are trademarks of Ocular Therapeutix, Inc.

Forward-Looking Statements

Any statements in this press release about future expectations, plans, and prospects for the Company, including the commercialization of DEXTENZA, the development and regulatory status of the Company’s product candidates, the timing, design, enrollment, randomization, conduct and retention of subjects in the Company’s clinical trials, including the Company’s SOL-1 and SOL-R Phase 3 clinical trials of AXPAXLI (also known as OTX-TKI) for the treatment of wet AMD, the Company’s planned SOL-X clinical trial of AXPAXLI for the treatment of wet AMD, and the Company’s planned HELIOS-2 and HELIOS-3 Phase 3 clinical trials of AXPAXLI for the treatment of NPDR; the Company’s plans to advance AXPAXLI, OTX-TIC, and its other product candidates; the potential utility or adoption, if approved, of any of the Company’s product candidates; the Company’s cash runway and the sufficiency of the Company’s cash resources; and other statements containing the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “designed”, “goal”, “may”, “might”, “plan”, “predict”, “project”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue”, and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the timing and costs involved in commercializing any product or product candidate that receives regulatory approval; the ability to retain regulatory approval of any product or product candidate that receives regulatory approval; the ability to maintain and the sufficiency of product, procedure and any other reimbursement codes for DEXTENZA; the initiation, design, timing, conduct and outcomes of ongoing and planned clinical trials, including the SOL-1 trial, the SOL-R trial, the planned SOL-X trial, the planned HELIOS-2 trial, and the planned HELIOS-3 trial; the risk that the FDA will not agree with the Company’s interpretation of the written agreements under the Special Protocol Assessments for AXPAXLI, including for the SOL-1 and HELIOS-2 trials; the risk that even though the FDA has agreed with the overall design of the SOL-1 and HELIOS-2 trials, the FDA may not find that the data generated by the applicable trial supports potential marketing approval; the risk that the FDA might not agree to the Company’s design, protocol, and statistical analysis plan of the SOL-R trial or the planned HELIOS-3 trial; the risk that the Company and the FDA may not agree on the registrational pathway for any of its product candidates; uncertainty as to whether the data from earlier clinical trials will be predictive of the data of later clinical trials, particularly later clinical trials that have a different design or utilize a different formulation than the earlier trials, whether preliminary or interim data from a clinical trial (including masked safety or masked rescue data from the Company’s SOL-1 trial or SOL-R trial) will be predictive of final data from such trial, or whether data from a clinical trial assessing a product candidate for one indication will be predictive of results in other indications; uncertainty as to whether data from the Company’s SOL-X trial will demonstrate clinically meaningful, long-term benefits; uncertainties regarding the potential commercial advantages and/or position of the Company’s product candidates; availability of data from clinical trials and expectations for regulatory submissions and approvals; the Company’s scientific approach and general development progress; uncertainties inherent in estimating the Company’s cash runway, future expenses and other financial results, including its ability to fund future operations, including clinical trials; the Company’s existing indebtedness and the ability of the Company’s creditors to accelerate the maturity of such indebtedness upon the occurrence of certain events of default; and other factors discussed in the “Risk Factors” section contained in the Company’s quarterly and annual reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investors & Media
Ocular Therapeutix, Inc.
Bill Slattery
Vice President, Investor Relations
bslattery@ocutx.com

Ocular Therapeutix, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$344,772	$392,102
Accounts receivable, net	30,768	32,388
Inventory	3,488	3,040
Prepaid expenses and other current assets	7,952	13,457
Total current assets	386,980	440,987
Property and equipment, net	16,954	9,389
Restricted cash	1,614	1,614
Operating lease assets	5,334	5,945
Total assets	$410,882	$457,935
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,260	$4,176
Accrued expenses and other current liabilities	40,272	35,117
Deferred revenue	—	128
Operating lease liabilities	2,762	1,933
Total current liabilities	49,294	41,354
Other liabilities:
Operating lease liabilities, net of current portion	3,629	5,345
Derivative liability	14,962	13,246
Deferred revenue, net of current portion	14,000	14,000
Notes payable, net	70,617	68,505
Other non-current liabilities	151	141
Total liabilities	152,653	142,591
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized and no shares issued or outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.0001 par value; 400,000,000 shares and 400,000,000 shares authorized and 174,949,558 and 157,749,490 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	18	16
Additional paid-in capital	1,350,580	1,206,412
Accumulated deficit	(1,092,369)	(891,084)
Total stockholders’ equity	258,229	315,344
Total liabilities and stockholders’ equity	$410,882	$457,935

Ocular Therapeutix, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue:
Product revenue, net	$14,544	15,347	$38,573	$46,441
Collaboration revenue	—	78	128	200
Total revenue, net	14,544	15,425	38,701	46,641
Costs and operating expenses:
Cost of product revenue	1,774	1,561	4,980	4,396
Research and development	52,358	37,054	146,296	86,646
Selling and marketing	13,088	10,573	40,965	30,750
General and administrative	16,022	12,235	46,717	46,054
Total costs and operating expenses	83,242	61,423	238,958	167,846
Loss from operations	(68,698)	(45,998)	(200,257)	(121,205)
Other income (expense):
Interest income	3,729	5,653	11,012	15,611
Interest expense	(3,002)	(3,224)	(9,003)	(10,471)
Change in fair value of derivative liabilities	(1,447)	7,076	(3,066)	(1,103)
Loss on extinguishment of debt	—	—	—	(27,950)
Gain on sale of property and eqipment	—	—	29	—
Total other income (expense), net	(720)	9,505	(1,028)	(23,913)
Net loss	$(69,418)	$(36,493)	$(201,285)	$(145,118)
Net loss per share, basic	$(0.38)	$(0.22)	$(1.15)	$(0.94)
Weighted average common shares outstanding, basic	183,919,808	166,992,735	175,356,729	154,990,112
Net loss per share, diluted	$(0.38)	$(0.22)	$(1.15)	$(0.94)
Weighted average common shares outstanding, diluted	183,919,808	166,992,735	175,356,729	154,990,112